NSAI NETHERLAND, SEWELL & ASSOCIATES, INC.

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of the name "Netherland, Sewell & Associates, Inc" and the reference to Netherland, Sewell & Associates, Inc., and the inclusion of and references to our report, or information contained therein, dated February 2, 2006, prepared for Aurora Energy, Ltd. in the S-8 Registration Statement for the filing dated on or about May 10, 2006.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By: ______________________

Frederic D. Sewell
Chairman and Chief Executive Officer

Dallas, Texas
May 8, 2006